Exhibit 10.4

 Portions of this exhibit marked as “[****]” have been excluded because they are both not material and would likely cause competitive harm to the registrant if publicly disclosed.

English Translation –

Master Recording and Performance Rights Agreement

Animation ‘The Legend of Mega Race’ OST

Master Recording and Performance Rights Agreement

This Agreement is entered into by and between:

●	Global Interactive Technologies, Inc. (hereinafter referred to as the “Party A”); and
●	Pandora Co., Ltd. (hereinafter referred to as the “Party B”).

With respect to the transfer of rights relating to the content associated with ‘The Legend of Mega Race’ OST performed by ATEEZ (members: Hongjoong, Seonghwa, Yunho, Yeosang, San, Mingi, Wooyoung, and Jongho), artists affiliated with KQ Entertainment Co., Ltd. (hereinafter referred to as “ATEEZ”), the parties hereby agree as follows:

Article 1 (Representations and Purpose)

1.	Party B represents and warrants that, as of the execution date of this Agreement, it lawfully holds the rights relating to the content subject to this Agreement within the scope of the rights acquired pursuant to the “Animation ‘The Legend of Mega Race’ OST Sound Source and OST Album Performance Agreement” entered into with KQ Entertainment Co., Ltd. on January 15, 2026 (the “Prior Agreement”).

2.	Through this Agreement, Party B transfers such rights to Party A within the scope of the usage and disposition rights acquired under the Prior Agreement.

3.	Party A may use, distribute, and otherwise exploit the content within the scope of the rights transferred under this Agreement, and Party B shall cooperate within a reasonable scope.

Article 2 (Overview of the Content)

1.	A completed master recording including lyrics, composition, session work, recording, mixing, and mastering.

2.	One promotional video produced upon Party A’s request.

3.	Participation of at least four (4) ATEEZ members in the vocal recording.

4.	Number of songs: one (1).

Article 3 (Transfer Fee)

1.	Party A shall pay Party B KRW [****] (VAT excluded) as consideration for the transfer of the content under this Agreement. Such amount includes all costs necessary for Article 2 above (excluding promotional video filming and editing expenses). Any additional production, revisions, re-shooting, or additional promotional material requests not specified in this Agreement shall be separately discussed and agreed upon by the parties.

2.	Party B warrants that no additional costs, including royalties, minimum guarantees (MG), or revenue sharing obligations, shall arise other than the amount stated above.

3.	Payment shall be made as follows:

○	KRW [****] (VAT excluded) upon completion of recording; and
○	KRW [****] (VAT excluded) on the date of delivery of the master recording.

Payment shall be made by wire transfer to the bank account designated by Party B.

○	Account Name: Pandora Co., Ltd.
○	Bank: Woori Bank
○	Account Number: [****]

Article 4 (Territory)

The territory for use of the content under this Agreement shall be worldwide, including the Republic of Korea.

Article 5 (Scope of Use)

Within the scope of the rights transferred under this Agreement, Party A may use the content in the following manners:

1.	As background music for the animation.

2.	In Original Sound Track albums and other physical media.

3.	In audiovisual works related to the animation and other physical media.

4.	Through wired and wireless online services for the sound recording and related works.

5.	Through wired and wireless online and offline services directly related to the animation and its derivative content.

Article 6 (Intellectual Property Rights)

Copyright to the content shall belong to the original copyright holder, and Party A shall hold the intellectual property rights and neighboring rights within the scope transferred under this Agreement.

Article 7 (Rights and Obligations)

1.	Party A and Party B shall cooperate with each other in the production and exploitation of the content.

2.	Within the scope previously discussed and agreed upon with KQ Entertainment Co., Ltd., ATEEZ agrees that the content may be exposed through the animation and promotional audiovisual materials solely within the scope of this Agreement and the Prior Agreement.

3.	Any promotional video production relating to the content may proceed only within the scope previously agreed upon with KQ Entertainment Co., Ltd. Consultation regarding the scope, details, method, and schedule of filming must be completed at least seven (7) days prior to filming. (Limited to one making-film production.)

4.	Recording shall be completed by February 28, 2026, unless otherwise changed upon mutual agreement.

Article 8 (Termination and Liability)

1.	If Party B breaches its obligations under this Agreement without justifiable cause, Party A may terminate this Agreement and request the return of any amounts already paid.

2.	If use of the content becomes substantially impossible due to a criminal matter involving ATEEZ, the parties shall mutually discuss and determine whether to maintain or terminate the Agreement.

3.	Party B shall not bear additional liability for damages under this Agreement arising from issues relating to the Prior Agreement that are not attributable to Party B.

4.	If the project is discontinued due to reasons attributable to Party A, amounts already paid shall not be refunded.

Article 9 (Miscellaneous)

1.	Matters not specified in this Agreement shall be determined through mutual consultation in good faith.

2.	Any disputes relating to this Agreement shall be subject to the exclusive jurisdiction of the Seoul Central District Court.

January 19, 2026

Party A

Global Interactive Technologies, Inc.

Representative: Taehoon Kim

Party B

Pandora Co., Ltd.

Representative: Junho Chu